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                                  EXHIBIT 11.1
                              EASTON BANCORP, INC.
                        COMPUTATION OF EARNINGS PER SHARE
                          QUARTER ENDED MARCH 31, 1999

Net income. . . . . . . . . . . . . . . . . . . . . .  $   44,428
                                                       ==========

Average shares outstanding. . . . . . . . . . . . . .     560,318
Basic earnings per share. . . . . . . . . . . . . . .  $     0.08
                                                       ==========

Average shares outstanding. . . . . . . . . . . . . .     560,318
Dilutive average shares outstanding under
 warrants and options . . . . . . . . . . . . . . . .     207,800
Exercise price. . . . . . . . . . . . . . . . . . . .  $    10.00
Assumed proceeds on exercise. . . . . . . . . . . . .  $2,078,000
Average market value. . . . . . . . . . . . . . . . .  $    12.50
Less:  Treasury stock purchased with assumed proceeds
 from exercise of warrants and options. . . . . . . .     166,240
Adjusted average shares - diluted . . . . . . . . . .     601,878
Diluted earnings per share. . . . . . . . . . . . . .  $     0.07
                                                       ==========
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     The stock of the Company is not traded on any public exchange.  The average market value is derived from trades known to management. Private sales may occur where management of the Company is unaware of the sales price.

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